February 2010

Pricing Sheet dated February 22, 2010 relating to
Preliminary Terms No. 304 dated February 9, 2010 to
Registration Statement No. 333-156423
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Two ELKS® Each Based Upon a Different Common Stock
Equity LinKed Securities (“ELKS®”)
PRICING TERMS FOR ALL ELKS – FEBRUARY 22, 2010
Issuer:	Morgan Stanley
Stated principal amount:	$10 per ELKS
Issue price:	$10 per ELKS (see “Commissions and Issue Price” below)
Payment at maturity:	If on any trading day from but excluding the pricing date to and including the valuation date:
•	the closing price has not decreased to or below the downside threshold price, then you will receive an amount in cash equal to $10 per ELKS; or
•
the closing price has decreased to or below the downside threshold price, then you will receive shares of the underlying equity in exchange for each ELKS in an amount equal to the equity ratio per ELKS or, if we so elect, the cash value (determined as of the valuation date) of such shares. The value of those shares of the underlying equity or that cash, as applicable, may be significantly less than the stated principal amount of the ELKS and may be zero.

Observation price:	Closing price
Initial equity price:	The initial equity price for each ELKS will be the closing price of the underlying equity on the pricing date. See “Specific Terms for Each ELKS – Initial equity price” below.
Equity ratio:
The stated principal amount divided by the initial equity price, subject to adjustments for certain corporate events affecting the underlying equity issuer.  See “Specific Terms for Each ELKS – Equity ratio” below.

Pricing date:	February 22, 2010
Listing:	The ELKS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

SPECIFIC TERMS FOR EACH ELKS
Underlying equity:	AK Steel Holding Corporation common stock		Wells Fargo & Company common stock
Underlying equity issuer:	AK Steel Holding Corporation (“AKS”)		Wells Fargo & Company (“WFC”)
Original issue date:	February 25, 2010 (3 business days after the pricing date)		February 26, 2010 (4 business days after the pricing date)
Maturity date:	March 29, 2011		August 27, 2010
Coupon:	11.50% per annum		10.00% per annum
Coupon payment dates:	Monthly, on the 29th of each month, beginning on March 29, 2010		Monthly, on the 27th of each month, beginning on March 27, 2010
Downside threshold price:	$17.43, which is 75% of the initial equity price		$22.408, which is 80% of the initial equity price
Valuation date:	March 24, 2011, subject to adjustment for certain market disruption events		August 24, 2010, subject to adjustment for certain market disruption events
CUSIP:	617484738		617484720
ISIN:	US6174847383		US6174847201
Initial equity price:	$23.24		$28.01
Equity ratio:	0.43029		0.35702
Aggregate principal amount:	$7,160,900		$63,785,730
Commissions and Issue Price:	Per AKS ELKS	Total	Per WFC ELKS	Total
Price to public(1)	$10	$7,160,900	$10	$63,785,730
Agent’s commissions(1)(2)	$0.20	$143,218	$0.15	$956,785.95
Proceeds to issuer	$9.80	$7,017,682	$9.85	$62,828,944.05
(1)         The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of ELKS purchased by that investor.  The lowest prices payable by an investor are $9.95 per AKS ELKS and $9.925 per WFC ELKS.  Please see “Syndicate Information” on page 8 of the accompanying preliminary terms for further details.
(2)         Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., fixed sales commissions of $0.20 for each AKS ELKS and $0.15 for each WFC ELKS they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for ELKS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 304 dated February 9, 2010
Prospectus Supplement for ELKS dated February 9, 2010
Prospectus dated December 23, 2008

THE ELKS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at..www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.